Second Sight Receives Highest Priority Reimbursement for Argus II in Germany

Sylmar, CA, February 3, 2015 – Second Sight Medical Products, Inc. (Nasdaq: EYES) ("Second Sight" or "the Company"), a developer, manufacturer and marketer of implantable visual prosthetics to provide functional vision to blind patients, today announced that InEK[1], the German national system which provides health insurance to 90% of the country’s population, has renewed Status 1 for the Argus® II Retinal Prosthesis System under the NUB[2] innovation program.

The key objective of the NUB program is to facilitate the introduction of innovative technologies. With designation of Status 1, the highest level of NUB approval, the 19 approved German hospitals may offer Argus II treatment to their patients and also negotiate for additional funding to support Argus II implants. A NUB approval is valid for one year, and is usually approved annually for qualifying innovative therapies until a permanent reimbursement (DRG) plan is in place.

“This renewal is great news for the people of Germany. It will allow more patients to have access to this life-changing technology and help them in their daily lives,” said Prof Dr. med. Peter Walter (Universitäts-Augenklinik, RWTH Aachen, Germany), who completed the 25th Argus II implant in Germany last week.

In Europe, Argus II is indicated for blind people suffering from advanced outer retinal degenerative diseases such as Retinitis Pigmentosa (RP). RP, an inherited disease that often results in nearly complete blindness, affects roughly 30,000 Germans and 167,000 persons across Europe.

“The 2015 NUB renewal at the Status 1 level reflects the ongoing recognition by InEK of the benefits of Argus II, which is supported by the strong, continuing commitment among German ophthalmologists, to help blind patients restore some of their vision,” said Dr. Robert Greenberg, President and CEO of Second Sight. “We look forward to collaborating with leaders in the ophthalmic and patient communities who are committed to helping patients living with blindness as a result of severe diseases such as RP, and to expand beyond the six centers in Germany that to-date have implanted the Argus II.”

About Outer Retinal Degeneration

Outer retinal degeneration is the deterioration of the outer layer of the retina (e.g. the photoreceptors), caused by the progressive death of the cells in this region of the retina. An important type of outer retinal degeneration is Retinitis Pigmentosa (RP).  RP is a rare, hereditary disease that causes a progressive degeneration of the light-sensitive cells of the retina, leading to significant visual impairment and ultimately can lead to blindness. There are an estimated 1.5 million people worldwide with RP.

[1] Das Institut für das Entgeltsystem im Krankenhaus (InEK) GmbH

[2] Neue Untersuchungs und Behandlungsmethoden (NUB)

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About the Argus® II Retinal Prosthesis System

The Argus II is the first artificial retina to receive approval in Europe (CE Mark), and the first and only retinal prosthesis FDA-approved in the U.S. The Argus II System is an advanced neurostimulation device that bypasses defunct photo-receptor cells and stimulates remaining viable retinal cells inducing visual perception in individuals with severe to profound outer retinal degeneration. The Argus II works by converting images captured by a miniature video camera mounted on the patient’s glasses into a series of small electrical pulses, which are transmitted wirelessly to an array of electrodes implanted on the surface of the retina. These pulses are intended to stimulate the retina’s remaining cells, resulting in the perception of patterns of light in the brain. The patient then learns to interpret these visual patterns, thereby regaining some visual function. The Argus II has been implanted in more than 100 patients in the world and has demonstrated long-term reliability, with some Argus II patients approaching eight years of implant. The treatment is currently offered at approved centers in Germany, France, Italy, Spain, Switzerland, United Kingdom, Netherlands, Saudi Arabia, Turkey, the U.S., and Canada.

About Second Sight

Second Sight Medical Products, Inc. was founded in 1998 to create a retinal prosthesis to provide sight to patients blinded from outer retinal degenerations such as RP. Second Sight's mission is to develop, manufacture, and market innovative implantable visual prosthetics to enable blind individuals to achieve greater independence. The Company’s Argus II retinal prosthesis is approved in the U.S. and Europe. Second Sight is developing the OrionTM cortical prosthesis to restore some vision to individuals who are blind due to causes other than preventable or treatable conditions. The population of people potentially eligible for the future Orion cortical prosthesis in Germany is about 71,000. The company’s headquarters are in Sylmar, California, and its European Headquarters are in Lausanne, Switzerland. For more information, visit www.secondsight.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended that are intended to be covered by the “safe harbor” created by those sections. All statements in this release that are not based on historical fact are “forward looking statements”. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections contained within our final prospectus filed with the United States Securities and Exchange Commission on November 20, 2014. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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For Patient Inquiries:
Argus II hotline:

Germany: 0800-184-4321

International: 1 (818) 833-5027

US (toll free): 1 (855) 756-3703

 -or - patients@secondsight.com

Media Relations:
Pascale Communications, LLC
Audra Friis
T: 631-462-1726
E: audra@pascalecommunications.com

Investor Relations: Retail Investors MZ North America Matt Hayden, Chairman T: 949-259-4896 E: matt.hayden@mzgroup.us	Institutional Investors In-Site Communications, Inc. Lisa Wilson, President T: 212-452-2793 E: lwilson@insitecony.com

Source: Second Sight Medical Products, Inc.

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